Exhibit 99.8

Business

Our company

We are a leading global forest products company with a significant regional and global market presence in newsprint, coated mechanical and specialty papers, pulp and wood products. We are also one of world’s largest recyclers of newspapers and magazines. We were formed through the combination of Abitibi and Bowater.

Through our subsidiaries, we currently own or operate 18 pulp and paper manufacturing facilities located in Canada, the United States and South Korea and 24 wood products facilities located in Canada. Excluding currently idled facilities, we have annual production capacity of approximately 6.0 million metric tons of a broad range of printing and writing papers such as newsprint, coated mechanical and specialty papers, which are sold to leading publishers, commercial printers and advertisers. In addition, we sell approximately 1.0 million metric tons of market pulp to paper, tissue and toweling manufacturers. Our sawmills, engineered wood products facilities and remanufacturing locations produce products primarily for new residential construction, and we either use the wood fiber residuals from this business to produce pulp and paper or sell the residuals on the open market.

For the last twelve months ended June 30, 2010, we generated revenues and Adjusted EBITDA of $4.5 billion and $196 million, respectively, and we generated revenue and Adjusted EBITDA of $4.5 billion and $242 million, respectively, for the last twelve months ended July 31, 2010 (see “Reconciliation of non-GAAP information” for information regarding our Adjusted EBITDA).

Competitive strengths

We believe that the following are competitive strengths that provide us with a strong foundation to execute on our strategy and earn an acceptable return on capital:

Global leader in the forest products industry

We are a global leading manufacturer of newsprint, coated mechanical paper, specialty papers and market pulp, with locations in the U.S., Canada and Korea. According to RISI, we have established a global leadership position in newsprint and leading North American positions in our key segments based on annual manufacturing capacity, including: #1 in newsprint, #3 in coated paper, #1 in mechanical specialty papers and #6 in market pulp. We believe our leading positions provide us and our customers with competitive advantages, including significant economies of scale, extensive sales and marketing coverage in over 70 countries and what we believe to be best-in-class product offerings.

Highly competitive cost structure

Due to the aggressive cost reduction and mill rationalization actions we have taken since the combination, we believe we are among the lowest cost producers in our paper grades in the North American forest products industry. We believe that our mills have significant cost advantages as a result of their high efficiency levels, strong economies of scale and access to low cost sources of energy and fiber furnish. In addition, based on PPPC data, our restructuring actions have resulted in ten of our 12 newsprint mills now being in the lower half of the cost curve for all North American newsprint mills. Our Catawba mill is also consistently ranked as one of the lowest cost producers of coated mechanical paper in North America. Our restructuring process also has provided us with the ability to reject and repudiate a number of burdensome and disadvantageous contracts and unexpired leases, negotiate labor cost reductions and obtain funding relief in respect of the solvency deficit in our Canadian pension plans. Since the time of the combination, we have lowered our workforce by 6,800 employees or 38%. Our workforce reduction efforts in addition to improved plant efficiencies and increased scalability have enabled us to reduce our SG&A expense by approximately 50% since 2007.

Diversified product mix and end markets

We offer a diverse range of products to various end markets that help us mitigate the impact of volatility in any particular product category or end market, which we believe reduces our operating risk. For the twelve months ended June 30, 2010, our sales percentage by category was newsprint at 39%, coated paper at 9%, specialty papers at 29%, market pulp at 14% and wood products at 9%. Our international sales have grown to 31% of our revenues for the twelve month period ended June 30, 2010, including 12% and 10% sold into Latin America and Asia, respectively. Importantly, with newsprint in a long-term decline in North America, given our leading global position, we have focused our efforts on selling production into the export market and for the twelve months ended June 30, 2010, approximately 50% of our total newsprint shipments were to the export market.

Capital structure flexibility

We expect to emerge from the restructuring process with a realigned capital structure and healthier balance sheet, with approximately $1.1 billion in debt. Our liquidity (cash position plus committed but undrawn lines of credit under our borrowing base for our asset-based revolving credit facility) is expected to be approximately $600 million at emergence, and our asset based revolving credit facility is not expected to have any financial maintenance covenants unless our liquidity drops below a minimum threshold level. See “Description of certain indebtedness—ABL Credit Facility.” We believe our realigned capital structure will provide us with greater financial flexibility, which will enable us to better react to changing market conditions and potential opportunities.

Experienced leadership team

We have a highly experienced management team. During our restructuring, we have streamlined our management structure and have successfully retained our key management talent. We believe this has provided us with the established leadership and functional experience necessary to help us execute our strategy, further reduce costs, enhance our competitive position and continue to help our Company improve its competitive position.

Our strategy

Key elements of our strategy to capitalize on our competitive position and enhance our returns on capital deployed are to:

Improve business mix

We plan to improve our business mix by focusing on grades that have and are expected to offer higher returns on capital. We believe we have cost effective opportunities to grow or convert newsprint capacity into coated and specialty papers and light-weight containerboard, which generally offer better demand characteristics, margins and returns compared to other, more commodity-like paper grades. In the second quarter of 2010, we converted our Coosa Pines newsprint mill to produce light-weight containerboard and other packaging grades. With the closure of some of our higher cost Canadian paper capacity, we were able to redistribute our specialty orderbook to sites with lower cost platforms. With the multiple fiber furnishes available at our Calhoun, Tennessee site, it provided the opportunity to produce these specialty grades on a large modern machine, as well as displace additional newsprint capacity. We are evaluating additional opportunities to convert some of our production capacity from less attractive grades to more attractive ones. By converting or closing some of our mills that were producing newsprint and other lower return grades, we believe that we can increase the capacity utilization across our mill system, improve the supply dynamics in these lower returning grades and enhance our return on capital.

Reduce our cost and increase operational flexibility

We continue to explore a variety of capital investment projects to significantly reduce our costs and increase operational flexibility similar to the recent streamlining of production at our Thunder Bay mill. At Thunder Bay, we idled paper machines for six months and restarted only the larger, more modern machine; renegotiated labor agreements; resized the workforce; rolled out a wage reduction across the woodlands operations; and renegotiated the power agreement. The combined changes resulted in a cash cost savings at the mill of over $150 per ton and we believe Thunder Bay is now one of the lowest cash cost mills in the industry. We believe additional initiatives of this nature would further improve our cost position, enhance our earnings potential and improve the cost competitiveness of our facilities. Furthermore, we expect that, following emergence and as a result of new labor agreements we have entered into during the first half of 2010 and management wage reductions, we will realize labor cost savings of approximately $95 million annually. In addition, we plan to further leverage our recycling system to provide low cost furnish to our mills system, giving us greater potential either to reduce furnish costs or offer higher margin products.

Target export markets with better newsprint demand

Although North American newsprint demand is expected to decline, RISI has projected that world newsprint demand will increase by about 1.6% per year from 2009 to 2012, with growth being strongest in Asia at 4.7%, Latin America at 4.9% and the Middle East at 5.6%. The growth in many of our international markets is primarily the result of increased urbanization trends, a rapidly growing middle class, lower Internet penetration rates per capita versus developed countries, economic growth, and rising literacy rates. Accordingly, we will continue to focus on capitalizing on the growth of these markets. The location of our Eastern Canadian mills, which are on or near deep sea ports, allows us the flexibility to serve these higher growth markets. In addition, our Mokpo, South Korea newsprint mill will continue to focus on Southeast Asian markets, where demand for the first six months of the year increased approximately 10% compared to the same period in 2009. For the six months ended June 30, 2010, approximately 50% of our total newsprint shipments were to markets outside of North America.

Explore strategic opportunities

We believe there will be continued consolidation in the paper and forest products sector as we and our competitors continue to explore ways to increase efficiencies and diversify customer offerings. We believe this consolidation has been and will continue to be a benefit to our industry and our customers. Accordingly, from time to time, we expect to explore strategic opportunities to enhance our business and provide a good return on capital for our stakeholders. Additionally, we will continue to execute on our non-core asset sales program and use the proceeds to continue to improve our balance sheet or reinvest in our business.

Our products

We manage our business along the following key business segments—newsprint, coated paper, specialty papers, market pulp and wood products. In general, our products are globally-traded commodities and are marketed in more than 70 countries.

Newsprint

We are among the largest producers of newsprint in the world by capacity, with operating capacity of approximately 3.3 million metric tons, or 9% of total worldwide capacity as of June 30, 2010. In addition, we are the largest North American producer of newsprint and have capacity of approximately 3.1 million metric tons or approximately 37% of total North American capacity. As of June 30, 2010, we owned or operated 12 newsprint facilities in North America and South Korea. We supply leading publishers with top-quality newsprint, including eco-friendly products made with 100% recycled fiber. For the six months ended June 30, 2010, approximately 50% of our total newsprint shipments were to markets outside of North America. These markets have exhibited better demand trends than North America. For the twelve months ended June 30, 2010, our newsprint segment had revenues of approximately $1.8 billion, or approximately 39% of our total revenues for such period.

Coated papers

We produce coated papers at our Catawba, South Carolina facility. With capacity of approximately 658,000 metric tons, or 14% of total North American capacity, as of June 30, 2010, we are one of the largest producers of coated mechanical paper in North America. Our coated papers are used in magazines, catalogs, books, retail advertising, direct mail and coupons. We sell coated papers to major commercial printers, publishers, catalogers and retailers. For the twelve months ended June, 30, 2010, our coated papers segment had revenues of approximately $428 million, or approximately 9% of our total revenues for such period.

Specialty papers

We produce specialty papers at nine facilities in North America. With operating capacity of approximately 1.8 million metric tons as of June 30, 2010, or 35% of total North American capacity, we are one of the largest producers of specialty papers in North America, including super-calendared, super-bright, high bright, bulky book and directory papers and kraft papers. Our specialty papers are used in books, retail advertising, direct mail, coupons and other commercial printing and packaging applications. For the twelve months ended June 30, 2010, our specialty papers segment had revenues of approximately $1.3 billion, or approximately 29% of our total revenues for such period.

Market pulp

Wood pulp is the most common material used to make paper. Pulp shipped and sold as pulp, as opposed to being processed into paper in the same facility, is commonly referred to as market pulp. As of June 30, 2010, we had capacity of approximately 1.1 million metric tons of market pulp at five facilities in North America, which represented approximately 7% of total North American capacity. Market pulp is used to make a range of consumer products including tissue, packaging, specialty paper products, diapers and other absorbent products. For the twelve months ended June 30, 2010, our market pulp segment had revenues of approximately $634 million, or approximately 14% of our total revenues for such period.

Wood products

We operate 18 sawmills in Canada that produce construction grade lumber sold in North America. We also operate two engineered wood products facilities in Canada that produce products for specialized applications, such as wood i-joists for beam replacement, and four remanufacturing facilities in Canada that produce roofing and flooring material and other products. We sell pulpwood, saw timber and woodchips to customers located in Canada and the United States. For the twelve months ended June 30, 2010, our wood products segment had revenues of approximately $391 million, or approximately 9% of our total revenues for such period.

Pulp and paper manufacturing facilities

The following table provides a listing of the pulp and paper manufacturing facilities we owned or operated as of June 30, 2010 and production information by product line (which represents all of our reportable segments except wood products). This table excludes facilities which have been permanently closed as of June 30, 2010. Beginning in the first quarter of 2009, we implemented rotating monthly downtime at several facilities across the organization until market conditions improved. The table below represents these facilities’ actual 2009 production, which reflects the impact of the rotating downtime, and 2010 operating capacity, including production makeup.

			2010 Production makeup
	2010 Operating capacity	2009 Total production	Newsprint	Coated papers	Specialty papers	Market pulp
(In 000s of metric tons)

Canada
Alma, Quebec	380	327	—	—	100%	—
Amos, Quebec	209	115	100%	—	—	—
Baie-Comeau, Quebec	542	429	100%	—	—	—
Beaupre, Quebec(1)	—	103	—	—	—	—
Clermont, Quebec(2)	347	310	100%	—	—	—
Dolbeau, Quebec(3)	—	106	—	—	—	—
Fort Frances, Ontario(1)	340	305	—	—	58%	42%
Gatineau, Quebec(4)	—	247	—	—	—	—
Iroquois Falls, Ontario	271	206	82%	—	18%	—
Kenogami, Quebec	216	203	—	—	100%	—
Laurentide, Quebec	354	259	—	—	100%	—
Liverpool, Nova Scotia(5)	259	148	89%	—	11%	—
Thorold, Ontario(6)	208	280	100%	—	—	—
Thunder Bay, Ontario(7)	580	406	36%	—	1%	64%

United States
Alabama River, Alabama(8)	—	—	—	—	—	—
Augusta, Georgia(9)	419	368	100%	—	—	—
Calhoun, Tennessee(8)(10)	720	601	20%	—	59%	21%
Catawba, South Carolina	889	789	—	74%	—	26%
Coosa Pines, Alabama(1)	462	453	—	—	41%	59%
Grenada, Mississippi	244	148	100%	—	—	—
Usk, Washington(11)	260	234	100%	—	—	—

United Kingdom
Bridgewater, England(12)	—	207	—	—	—	—

South Korea
Mokpo, South Korea	253	235	100%	—	—	—

	6,952	6,479

(1)	In September 2009, we announced the indefinite idling of the following: our Beaupre specialty paper mill (representing 241,000 metric tons of capacity); a specialty paper machine at our Fort Frances facility (representing 70,000 metric tons of capacity) and a newsprint machine at our Coosa Pines paper mill (representing 170,000 metric tons of capacity).

(2)	Donohue Malbaie Inc. (“DMI”), which owns one of Clermont’s paper machines, is owned 51% by one of our subsidiaries and 49% by NYT Capital Inc. We manage the facility and wholly own all of the other assets at the site. Manufacturing costs are transferred between us and DMI at agreed-upon transfer costs. DMI’s paper machine produced 214,000 metric tons of newsprint in 2009. The amounts in the above table represent the mill’s total capacity and production including DMI’s paper machine.

(3)	On August 24, 2010, we announced the permanent closure of our Dolbeau facility which had been effectively idled since July 7, 2009 (representing 244,000 short tons of specialty papers capacity).

(4)	On August 24, 2010, we announced the permanent closure of our Gatineau facility, which had been indefinitely idled since May 17, 2010 (representing 360,000 metric tons of newsprint and commercial paper capacity).

(5)	The Bowater Mersey Paper Company Limited (“Mersey”) is located in Liverpool, Nova Scotia and is owned 51% by one of our subsidiaries and 49% by The Daily Herald Company, a wholly-owned subsidiary of The Washington Post. We manage the facility. The amounts in the above table represent the mill’s total capacity and production.

(6)	On March 11, 2010, we announced the indefinite idling of one of our newsprint machines at our Thorold facility, effective April 12, 2010 (representing approximately 207,000 metric tons of capacity).

(7)	In August 2009, we announced the indefinite idling of our two newsprint machines at our Thunder Bay facility effective August 21, 2009 (representing 392,000 metric tons of capacity), one of which was restarted in February 2010.

(8)	In the fourth quarter of 2008, we announced the immediate idling, until further notice, of our Alabama River newsprint mill (representing 265,000 metric tons of capacity) and two paper machines (No. 1 and No. 2) at our Calhoun facility (representing 120,000 metric tons of newsprint capacity and 110,000 metric tons of specialty papers capacity).

(9)	ANC, which operates our newsprint mill in Augusta is owned 52.5% by one of our subsidiaries and 47.5% by an indirect subsidiary of Woodbridge. We manage the facility. The amounts in the above table represent the mill’s total capacity and production.

(10)	Calhoun Newsprint Company (“CNC”), which owns one of Calhoun’s paper machines (No. 5), Calhoun’s recycled fiber plant and a portion of the thermomechanical pulp (“TMP”) mill, is owned 51% by one of our subsidiaries and 49% by Herald Company, Inc. We manage the facility and wholly own all of the other assets at the site, including the remaining portion of the TMP mill, a kraft pulp mill, a market pulp dryer, four other paper machines (two of which are still operating) and other support equipment. Pulp, other raw materials, labor and other manufacturing services are transferred between us and CNC at agreed-upon transfer costs. CNC’s paper machine produced 185,000 metric tons of newsprint in 2009. In addition, beginning in 2010, this mill also began producing some specialty papers, which capacity is not reflected in the table above. The amounts in the above table represent the mill’s total capacity and production including CNC’s paper machine.

(11)	The Ponderay Newsprint Company is located in Usk, Washington and is an unconsolidated partnership in which we have a 40% interest and, through a wholly-owned subsidiary, we are the managing partner. The balance of the partnership is held by subsidiaries of four newspaper publishers. The amounts in the above table represent the mill’s total capacity and production.

(12)	Effective as of February 2, 2010, Bridgewater Paper Company Limited filed for administration pursuant to U.K. insolvency law and substantially all of its assets have subsequently been sold by its administrators.

Wood products facilities

The following table provides a listing of our sawmills as of December 31, 2009 and their respective capacity and lumber production. This table excludes facilities which have been permanently closed as of December 31, 2009.

(in million board feet)	2010 Total capacity	2009 Total production

Comtois, Quebec	140	30
Girardville-Normandin, Quebec	175	141
La Dore, Quebec	155	154
La Tuque, Quebec(1)	130	15
Mackenzie, British Columbia (2 facilities)(2)	—	13
Maniwaki, Quebec	125	39
Mistassini, Quebec	175	122
Oakhill, Nova Scotia(3)	151	64
Obedjiwan, Quebec(4)	30	23
Pointe-aux-Outardes, Quebec	175	12
Roberval, Quebec	100	20
Saguenay Produits Forestiers Saguenay, Quebec (2 facilities)	163	23
Saint-Felicien, Quebec	100	70
Saint-Hilarion, Quebec	35	24
Saint-Ludger-de-Milot, Quebec(5)	80	68
Saint-Thomas, Quebec	90	82
Senneterre, Quebec	85	52
Thunder Bay, Ontario	280	159

	2,189	1,111

(1)	Produits Forestiers Mauricie L.P. is located in La Tuque, Quebec and is a consolidated subsidiary in which we indirectly have a 93.2% interest. The amounts in the above table represent the mill’s total capacity and production.

(2)	In the fourth quarter of 2007, we announced the indefinite idling of our two Mackenzie sawmills and, in the second quarter of 2010, we sold these two sawmills and other assets located in Mackenzie.

(3)	The Oakhill, Nova Scotia sawmill is owned by Mersey, which is a consolidated subsidiary in which we indirectly have a 51% interest. The amounts in the above table represent the mill’s total capacity and production.

(4)	Societe en Commandite Scierie Opitciwan is located in Obedjiwan, Quebec and is an unconsolidated entity in which we indirectly have a 45% interest. The amounts in the above table represent the mill’s total capacity and production.

(5)	Produits Forestiers Petit-Paris Inc. is located in Saint-Ludger-de-Milot, Quebec and is an unconsolidated entity in which we indirectly have a 50% interest. The amounts in the above table represent the mill’s total capacity and production.

The following table provides a listing of our remanufacturing and engineered wood facilities operated as of December 31, 2009 and their respective capacity and wood production. This table excludes facilities which have been permanently closed as of December 31, 2009.

(in million board feet, except where otherwise stated)	2010 Total capacity	2009 Total production

Remanufacturing Wood Facilities
Chateau-Richer, Quebec	63	40
La Dore, Quebec	15	12
Manseau, Quebec	20	8
Saint-Prime, Quebec	28	26

Total Remanufacturing Wood Facilities	126	86

Engineered Wood Facilities
Larouche and Saint-Prime, Quebec (million linear feet)(1)	145	80

(1)	Abitibi-LP Engineering Wood Inc. and Abitibi-LP Engineering Wood II Inc. are located in Larouche, Quebec and Saint-Prime, Quebec, respectively, and are unconsolidated entities in which we have a 50% indirect interest in each entity. We operate the facilities and our joint venture partners sell the products. The amounts in the above table represent the mills’ total capacity and production.

On October 12, 2006, an agreement regarding Canada’s softwood lumber exports to the U.S. became effective (the “2006 Softwood Lumber Agreement”). The 2006 Softwood Lumber Agreement provides for, among other things, softwood lumber to be subject to one of two ongoing border restrictions, depending upon the province of first manufacture with several provinces, including Nova Scotia, being exempt from these border restrictions. Volume quotas have been established for each company within the provinces of Ontario and Quebec based on historical production, and the volume quotas are not transferable between provinces. U.S. composite prices would have to rise above $355 composite per thousand board feet before the quota volume restrictions would be lifted, which had not occurred as of June 30, 2010. For additional information, reference is made to Note 22, “Commitments and Contingencies—Lumber duties,” to our consolidated financial statements included elsewhere in this offering memorandum.

Other products

We also sell pulpwood, sawtimber, wood chips and electricity to customers located in Canada and the United States. Sales of these other products are considered a recovery of the cost of manufacturing our primary products.

Raw materials

Our operations consume substantial amounts of raw materials such as wood, recovered paper, chemicals and energy in the manufacturing of our paper, pulp and wood products. We purchase raw materials and energy sources (except internal generation) primarily on the open market.

Wood

Our sources of wood include property we own or lease, property on which we possess cutting rights, and purchases from local producers, including sawmills that supply residual wood chips. We own or lease approximately 815,000 acres of timberlands primarily in Canada, and have long-term cutting rights for 39.8 million acres in Canada which provide wood furnish to our wood products, paper and pulp mill operations. Approximately half of the wood fiber supplies used in our operations are met through land managed by us or long-term contracts. All of our managed forest lands are third-party certified to one or more globally recognized sustainable forest management standards. We have implemented fiber tracking systems at our mills to ensure that the wood fiber supply comes from acceptable sources such as certified forests and legal harvesting operations.

Recovered paper

We are one of the largest global recyclers of newspapers and magazines, and have a number of recycling plants that use advanced mechanical and chemical processes to manufacture high quality pulp from a mixture of old newspapers and magazines, or “recovered paper.” Using recovered paper, we produce, among other things, recycled fiber newsprint and uncoated specialty papers comparable in quality to paper produced with 100% virgin fiber pulp. The Coosa Pines, Thorold and Mokpo operations produce products containing 100% recycled fiber. In 2009, we used 1.7 million metric tons of recovered paper worldwide and the recycled fiber content in newsprint averaged 39%.

In 2009, our North American recycling division collected or purchased 1.3 million metric tons of recovered paper. Our Paper Retriever® program collects recovered fiber through a combination of community drop-off containers and recycling programs with business and commercial offices. The recovered paper that we physically purchase is from suppliers generally within the region of our recycling plants and primarily under long-term agreements.

Energy

Steam and electrical power constitute the primary forms of energy used in pulp and paper production. Process steam is produced in boilers using a variety of fuel sources. All but two of our mills produce 100% of their own steam requirements. In 2009, our Alma, Calhoun, Catawba, Coosa Pines, Fort Frances, Gatineau, Iroquois Falls, Kenogami, Mersey and Thunder Bay operations collectively consumed approximately 26% of their electrical requirements from internal sources, notably on-site cogeneration and hydroelectric stations. The balance of our energy needs was purchased from third parties. We have seven sites that operate cogeneration facilities and six of these sites generate “green energy” from carbon-neutral biomass. In addition, we use alternative fuels such as methane from landfills, used oil, tire-derived fuel and black liquor to reduce consumption of virgin fossil fuels. Our hydroelectric assets include: Hydro Saguenay (seven installations), Fort Frances (three installations), Kenora (two installations) and Iroquois Falls (three installations), and represent an aggregate capacity of approximately 300 megawatts. Our Hydro Saguenay facilities, located in the province of Québec, are 100% owned by us; the others are located in the province of Ontario and are partly owned by us through our 75% interest in ACH LP.

The following table provides a listing of our hydroelectric facilities as of December 31, 2009 and their respective capacity and generation.

	Ownership	Installed capacity (MW)	Share of capacity (MW)	Generation (GWh)	Share of generation (GWh)	Share of generation received (GWh)

Hydro Saguenay(1)	100%	162	162	942	942	942
Fort Frances(2)(3)	75%	27	20	183	137	137
Kenora(2)(4)	75%	18	14	89	67	67
Iroquois Falls(2)(5)	75%	92	69	554	416	416

		299	265	1,768	1,562	1,562

(1)	Includes a total of seven hydroelectric facilities.

(2)	The amounts in the above table represent the facility’s total installed capacity and power generation.
(3)	Includes a total of three hydroelectric facilities.
(4)	Includes a total of two hydroelectric facilities.
(5)	Includes a total of three hydroelectric facilities.

The water rights agreements typically vary from 10 to 50 years and are generally renewable, under certain conditions, for additional terms. In certain circumstances, water rights are granted without expiration dates. In some cases, the agreements are contingent on the continued operation of the related paper mill and a minimum level of capital spending in the region.

Hydroelectric assets and water rights at the Grand Falls facility, Star Lake Hydro Partnership and Exploits River Hydro Partnership were among the assets expropriated in the fourth quarter of 2008 by the Government of Newfoundland and Labrador, Canada and have been excluded from the above table.

Competition

In general, our products are globally-traded commodities, the markets in which we compete are highly competitive and, aside from quality specifications to meet customer needs, the production of our products does not depend upon a proprietary process or formula. Pricing and the level of shipments of our products are influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates. Any material decline in prices for our products or other adverse developments in the markets for our products could have a material adverse effect on our results of operations or financial condition. Prices for our products have been and are likely to continue to be highly volatile.

Newsprint, one of our principal products, is produced by numerous manufacturers worldwide. In 2009, the five largest North American producers represented approximately 84% of North American capacity for newsprint. The five largest global producers represented approximately 38% of global newsprint capacity. Our current operating capacity is approximately 9% of worldwide capacity. We face competition from both large global producers and numerous smaller regional producers. In recent years, a number of global producers of newsprint based in Asia, particularly China, have grown their production capacity. Price, quality, customer relationships and the ability to produce paper with recycled fiber are important competitive determinants.

We compete with eight other coated mechanical paper producers with operations in North America. In 2009, the five largest North American producers represented approximately 78% of North American capacity for coated mechanical paper. In addition, several major offshore suppliers of coated mechanical paper compete for North American business. Offshore imports represented approximately 11% of North American demand in 2009. As a major supplier to printers, end users (such as magazine publishers, catalogers and retailers) and brokers/merchants in North America, we compete with numerous worldwide suppliers of other grades of paper such as coated freesheet and supercalendered paper. We compete on the basis of price, quality and service.

We produced approximately 33% of North American uncoated mechanical paper demand in 2009, comprised mainly of supercalendered, superbright, high bright, bulky book and directory papers. We compete with numerous uncoated mechanical paper producers with operations in North America. In addition, imports from overseas represented approximately 6% of North American demand in 2009 and were primarily concentrated in the supercalendered paper market where they represent approximately 13% of North American demand. We compete on the basis of price, quality, service and breadth of product line.

We compete with eight other major market pulp suppliers with operations in North America along with other smaller competitors. Market pulp is a globally traded commodity for which competition exists in all major markets. We produce five major grades of market pulp (northern and southern hardwood, northern and southern softwood and fluff) and compete with other producers from South America (eucalyptus hardwood and radiata pine softwood), Europe (northern hardwood and softwood) and Asia (mixed tropical hardwood). Price, quality and service are considered the main competitive determinants.

In 2008, we fulfilled our commitment to obtain third-party certification for all of our managed forest lands to globally-recognized sustainable forest management standards, such as the Sustainable Forestry Initiative and the Z809 standard of the Canadian Standards Association. In 2009, to further differentiate our products from those of the competition and to better position ourselves to meet increasing demand for products certified to the Forest Stewardship Council, we achieved third-party certification for two forests, one in Quebec and one in Ontario.

As with other global commodities, the competitive position of our products is significantly affected by the volatility of currency exchange rates. We have operations in Canada, the United States and South Korea. Several of our primary competitors are located in Canada, Sweden, Finland and certain Asian countries. Accordingly, the relative rates of exchange between those countries’ currencies and the United States dollar can have a substantial effect on our ability to compete. In addition, the degree to which we compete with foreign producers depends in part on the level of demand abroad. Shipping costs and relative pricing generally cause producers to prefer to sell in local markets when the demand is sufficient in those markets.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper publishing customers in North America use and compete with businesses that use other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of our products), television and the Internet. U.S. consumption of newsprint declined in 2009 as a result of continued declines in newspaper circulation, declines in newspaper advertising volume and publishers’ conservation measures, which include increased usage of lighter basis-weight newsprint and web-width and page count reductions. Our newsprint, magazine and catalog publishing customers are also subject to the effects of competing media, including the Internet.

Tax Attributes

Following the Emergence Date, we expect to have significant tax attributes, including net operating losses and income tax credits. We believe these tax attributes may allow us to offset some of our future taxable income. The amount of these tax attributes will vary between Canada and the U.S., as described below.

Canada

We have undertaken a comprehensive plan of legal entity rationalization which will result in one primary operating company in Canada. We expect to have significant tax attributes within this entity which will generally be available to offset our future taxable income. We currently expect that the aggregate amount of Canadian tax attributes which we will have upon emergence will be between $2.5 - 3.0 billion, although such amount is subject to significant uncertainties. The portion of our future Canadian taxable income that may be offset by these attributes will depend on the level and the timing of such taxable income.

U.S.

We expect to have significant tax attributes within the U.S. which will be limited in their annual utilization by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended. We expect that the aggregate amount of U.S. tax attributes (before application of the annual limitations described above) will be between $1.00 – 1.25 billion, although such amount is subject to significant uncertainties. The portion of our future U.S. taxable income that may be offset by these limited attributes will depend on the level and timing of such taxable income.

Employees

As of June 30, 2010, we employed approximately 11,200 people, of whom approximately 8,100 were represented by bargaining units. Our unionized employees are represented predominantly by the Communications, Energy and Paper workers Union (the “CEP”) in Canada and predominantly by the United Steelworkers International in the U.S.

A significant number of our collective bargaining agreements with respect to our paper operations in Eastern Canada expired at the end of April 2009. At the beginning of March 2010, we reached an agreement in principle with the CEP and the Confederation des syndicats nationaux (the “CSN”), subject to the resolution of ongoing discussions with the governments of Quebec and Ontario regarding funding relief in respect of the material solvency deficits in pension plans sponsored by Abitibi and Bowater. Ratification of these agreements has been completed in all locations.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines, Alabama and Augusta. The individual mill collective bargaining agreements adopted in connection therewith will extend through April 27, 2014 in the case of Calhoun and Catawba and April 27, 2015 in the case of Coosa Pines and Augusta. The master bargaining agreement will become effective upon consummation of the Plans of Reorganization.

In May and June 2010, we reached agreements with sawmills and woodland workers in the Mauricie region of the province of Quebec represented by the CSN and most of the unions representing trades and office employees in our four Ontario paper mills. We are still negotiating the renewal of collective bargaining agreements with other unions also representing trades and office employees in those four Ontario mills.

In June 2010, we reached an agreement for the renewal of the collective bargaining agreements of four sawmills affiliated with the CEP. The CEP union agreement has since been serving as a model agreement for three other sawmills located in Saint-Felicien, Normandin and Comtois, Quebec. Except for the agreement related to the sawmill in Comtois, these agreements have been ratified.

As a result of these new agreements, we expect to realize labor cost savings of approximately $95 million annually.

We started discussions at the end of June 2010 with the CEP for the reopening and/or renewal of eight woodland unions representing 800 employees working in the Lac Saint-Jean, Quebec region.

The employees at the Mokpo facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; we served the six month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility on June 19, 2009.

We may not be able to reach satisfactory agreements with all of our employees, which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs.

In general, we believe that our relationship with employees is good.

Legal proceedings

We are defendants in various lawsuits and claims arising in the regular course of business. However, subject to certain exceptions, all litigation against us that arose or may arise out of pre-petition conduct or acts is subject to the automatic stay provisions of the Creditor Protection Proceedings and the orders of the Courts rendered thereunder. In addition, any recovery by the plaintiffs in those matters will be treated consistent with all other general unsecured claims in the Creditor Protection Proceedings. We believe that these matters will not have a material adverse effect on our results of operations or financial position. For a more detailed description of litigation matters, see Note 15 to our unaudited interim consolidated financial statements and Note 22 to our consolidated financial statements contained elsewhere in this offering memorandum.

For a description of matters relating to our Creditor Protection Proceedings, see the section titled “Summary—Plans of Reorganization.”